EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The following is a list of subsidiaries of the Net 1 UEPS Technologies, Inc. as of June 30, 2008:

NAME	WHERE ORGANIZED

Net1 Applied Technologies South Africa Limited	Republic of South Africa

Cash Paymaster Service (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Eastern Cape) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Northern) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (KwaZulu Natal) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Northern Cape) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (North West) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Gauteng) (Pty) Limited	Republic of South Africa

Net1 Finance Holdings (Pty) Limited	Republic of South Africa

Moneyline Financial Services (Pty) Limited	Republic of South Africa

New World Finance (Pty) Limited	Republic of South Africa

Friedland 035 Investments (Pty) Limited	Republic of South Africa

Siyeza Security Services (Pty) Limited	Republic of South Africa

Sinqobile Security Services (Gauteng) (Pty) Limited	Republic of South Africa

Prism Holdings Limited	Republic of South Africa

Prism Payment Technologies (Pty) Limited	Republic of South Africa

EasyPay (Pty) Ltd	Republic of South Africa

SmartSwitch Nigeria Limited	Federation of Nigeria

NUEP Holdings S.a.r.l.	Luxembourg